Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

[On Accountant Firm's Letterhead]

We consent to the incorporation by reference in the Registration Statement on Form S-8 herein of our report dated February 4, 2000, related to the consolidated balance sheets of Ramp Networks, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears on page F-2 of the Form 10-K of Ramp Networks, Inc as filed with the Commission on March 30, 2000.

ARTHUR ANDERSEN, LLP

San Jose, California
November 9, 2000